UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 12, 2007

AMERICAN MORTGAGE ACCEPTANCE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

0-23972	13-6972380
(Commission File Number)	(IRS Employer Identification No.)

625 MADISON AVENUE
NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 317-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

The management of American Mortgage Acceptance Company (the “Company”) has concluded that a material charge for impairment to specific loans is required pursuant to generally accepted accounting principles applicable to the Company. After a review of three loans, management concluded that the loans had become impaired because the Company has determined it may not be able to recover the remaining balance of two of the loans and a material amount of the balance of the third.

The impaired loans consist of two mezzanine loans to borrowers undertaking condominium conversion projects in the Tampa, Florida area (the “Tampa Loans”) and one mezzanine loan to a borrower developing land in Somerset County, New Jersey (the “Somerset Loan”).

On February 12, 2007, the Company concluded that an impairment charge is required with respect to both of the Tampa Loans and that the impairment should be recorded as of the fourth quarter of 2006. The Company will write down approximately $11.2 million in principal and reverse approximately $814,000 in accrued interest relating to the two non-performing loans. The Company will record a reduction of carrying value in the amount of approximately $12 million. The Company’s decision to take these impairment charges at this time are the result of management’s review of the prospects of recovery for each of the loans after negotiations with the senior lenders.

On February 15, 2007, the Company concluded that an impairment charge is required with respect to the Somerset Loan and that the impairment should be recorded as of the fourth quarter of 2006. The Company will write down approximately $806,000 in principal and reverse approximately $94,000 in accrued interest relating to the loan. The Company will record a reduction of carrying value in the amount of approximately $900,000. The Company’s decision to take this impairment charge at this time is the result of management’s review of the prospects of recovery for the loan after negotiations with the borrower which resulted in a determination that the Company would not be able to recover a portion of the principal balance of the loan.

The Company is pursuing its remedies with respect to the three loans and any recovery would result in income realization in some future period in which such recovery occurs.

The impairment charges will not result in any cash expenditures. The Company may incur out-of-pocket expenditures (including legal and accounting fees) in connection the exercise of its remedies with respect to the three loans. The actual amount of such expenditures could vary, depending on the length of time and amount of expenditures needed to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation.

Item 7.01. Regulation FD Disclosure

As described more fully in the press release attached as exhibit 99.1 (the “Press Release”), due primarily to the impairment described in item 2.06 above, the Company has revised its adjusted funds from operations (“AFFO”) per share guidance for 2006 to a range of $1.08 to $1.13. The Company previously issued AFFO per share guidance of $3.00 to $3.20. The Company’s third quarter earnings press release dated November 7, 2006 contains a reconciliation of GAAP net income to AFFO for the three and nine months ended September 30, 2006 and 2005.

As described in the Press Release, AMAC will need to reissue the Form 1099 to common shareholders for the 2006 tax year. The Company expects to release the revised Form 1099s to common shareholders on or about the first week of March 1, 2007.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mortgage Acceptance Company
(Registrant)

February 15, 2007	By: /s/ Robert L. Levy
Robert L. Levy
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated February 16, 2007